Exhibit 99.1

FOR RELEASE
Introgen Therapeutics, Inc. Announces Oral Health Alliance with
Colgate-Palmolive Using Introgen’s Molecular Therapies
$20 Million Transaction Will Target Treatment and Prevention of Oral Cancer and
Oral Premalignancies
AUSTIN, TX —November 4, 2005 — Introgen Therapeutics, Inc. (NASDAQ: INGN) today announced an alliance with Colgate-Palmolive Company (NYSE: CL) to develop and potentially market oral health care products. The terms of the alliance call for the development of specialized formulations of Introgen’s molecular therapies targeted at pre-cancerous conditions of the oral cavity and oral cancer. Colgate-Palmolive has today purchased $20 million of Introgen shares and has priority rights regarding products that may be developed by the alliance.
Research and development activities in the alliance will be conducted by Introgen and will focus on oral formulations of Introgen’s molecular therapeutics employing tumor suppressors such as p53, mda-7, and FUS1. Introgen academic collaborators are conducting a phase 1/2 clinical study using INGN 234, a mouthwash formulation delivering the p53 tumor suppressor for oral cancer prevention in patients diagnosed with leukoplakia, a pre-cancerous condition that can lead to oral cancer. Leukoplakia is usually diagnosed by dentists and, according to the journal Practical Periodontics and Aesthetic Dentistry, occurs in approximately 3 percent of the adult population.
“We are enthusiastic about the opportunity to apply Introgen’s molecular agents to develop oral care products with Colgate-Palmolive,” stated David G. Nance, Chief Executive Officer of Introgen. “We believe future commercial applications of therapeutic genes will include topical formulations such as those developed for oral use under the alliance with Colgate. The tissues lining the oral cavity may be particularly well suited and accessible targets for molecular therapies that can arrest abnormal cell growth without harming normal cells. We believe that repair of damaged cells and safe elimination of malignant or pre-malignant cells from the mouth could represent important therapies for dentists, oral health professionals and oncology specialists to prevent and treat oral diseases. We expect to investigate new formulations of oral rinses, gels or other topically applied products under the Colgate alliance.”
Excluded from the alliance with Colgate are Introgen’s current portfolio of cancer product candidates, i.e. ADVEXIN, INGN 241, INGN 225, and INGN 401.

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers and hyper-proliferative disorders using tumor suppressors, cytokines, proteins and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility. For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases and the development by Introgen Therapeutics, Inc. of its molecular therapies targeted at oral cancer and pre-cancerous conditions of the oral cavity in connection with the alliance with Colgate-Palmolive. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com